Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-03957, 333-85542, 333-85546, 333-142985, and 333-167123 of The Williams Companies, Inc., on Form S-8, and Registration Statement Nos. 333-29185, 333-106504, and 333-181644 of The Williams Companies, Inc. on Form S-3 of our report dated February 24, 2014, relating to the financial statements of Gulfstream Natural Gas System, L.L.C., appearing in this Annual Report on Form 10-K of The Williams Companies, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Houston, Texas
February 26, 2014